OPERATING AGREEMENT

FOR

TUSCAN GARDENS SECURED INCOME FUND LLC

June 19, 2015

TABLE OF CONTENTS

ARTICLE 1    FORMATION, OFFICES AND RECORDS 3
ARTICLE 2    DEFINITIONS 5
ARTICLE 3    CAPITAL CONTRIBUTIONS 8
ARTICLE 4    MANAGEMENT 9
ARTICLE 5    MEMBERSHIP INTERESTS; MEMBER MEETINGS 12
ARTICLE 6    MAINTENANCE OF BOOKS AND RECORDS, ALLOCATION OF PROFITS AND *
LOSSES 14
ARTICLE 7    OTHER TAX AND FINANCIAL MATTERS 16
ARTICLE 8    ADMISSION OF ADDITIONAL MEMBERS 16
ARTICLE 9    DISTRIBUTIONS 16
ARTICLE 10   TRANSFERS OF MEMBERSHIP INTERESTS 18
ARTICLE 11   RIGHT OF FIRST REFUSAL TO TRANSFER INTEREST 19
ARTICLE 12   BANKRUPTCY OR OTHER INVOLUNTARY TRANSFER 20
ARTICLE 13   DISSOLUTION AND WINDING UP 22
ARTICLE 14   ATTORNEY-IN-FACT AND AGENT 23
ARTICLE 15   MISCELLANEOUS 24
EXHIBIT A    OWNERSHIP INTEREST 27

TUSCAN GARDENS SECURED INCOME FUND LLC
OPERATING AGREEMENT

This Operating Agreement is effective as of the 19th day of June, 2015, * by and among each of the other persons whose names are set forth on * Exhibit "A" attached hereto (the "Members").

In consideration of the mutual covenants herein contained and for other * good and valuable consideration, the Members and Tuscan Gardens Secured * Income Fund LLC (the "Fund") hereby represent and agree as follows:

ARTICLE 1
FORMATION, OFFICES AND RECORDS

1.1 Formation. The Members have formed a manager-managed Florida limited * liability company by executing and delivering the Articles of Organization to * the Secretary of State of Florida in accordance with the Limited Liability * Company Act, and the rights and liabilities of the Members shall be as * provided in such Act except as may be modified in this Agreement. In the * event of a conflict between the provisions of the Act and the provisions of * this Agreement, the provisions of this Agreement shall prevail unless the Act * specifically provides that the Agreement may not change the provision in * question. The parties shall immediately, and from time to time hereafter, * execute all documents and do all filing, recording, and other acts as may be * required to comply with the operation of the Fund under the Act.

1.2 Name. The Name of the Fund is Tuscan Gardens Secured Income Fund LLC.

1.3 Principal Office. The principal office ("Principal Office") of the Fund * shall be located at 189 S. Orange Ave., Suite 1650, Orlando, FL 32801, or at * such other place as the Fund may determine from time to time.

1.4 Nature of Business.

(a) The business of the Fund shall be to raise funds to acquire one (1) to * ten (10) parcels of real estate in the United States, developing and * constructing on each parcel a luxurious senior housing community consisting * of independent living, assisted living and/or memory care for approximately * sixty (60) to two-hundred and forty (240) residents (collectively the * "Properties"), and ultimately to own and/or operate or sell the Properties * and to engage in any and all activities related or incidental thereto, * together with all activities necessary or appropriate to further said * business. Each Member hereby consents to the Fund's acquisition, development * and construction of the Properties as set out hereinabove. Notwithstanding * the foregoing, the Fund may engage in any lawful business activity in which * a Florida limited liability company may engage.

(b) It is the intention of the Fund to enter into a commercial real estate * transaction in which a Property of the Fund is leased to a management company * for the operation of an assisted living and/or memory care commmunity.

(c) Distributions to Preferred Members will commence ninety (90) days * following the Date of Investment.

1.5 Registered Office and Registered Agent. The location of the registered * office and the name of the registered agent of the Fund in the state of * Florida shall be as stated in the Articles or as shall be determined from * time to time by the Fund.

1.6 Condition of Membership. No person may become a Member of the Fund * without first signing the Subscription Agreement; such person's signature * on the Subscription Agreement constitutes the Subscriber's specific * acceptance and adoption of each and every provision of this Agreement and * such Subscriber's counterpart signature page to this Agreement. Any act by * the Fund to offer or provide Member status or reflect that status in the * Fund's records shall automatically include the condition set out in this * paragraph.

1.7Records. The Fund shall maintain the following records at the Principal *
Office:

(a) The full names and addresses of the Members;

(b) A copy of the Articles and all amendments thereto, together with * executed copies of any powers of attorney pursuant to which Articles have * been executed;

(c) A copy of the Fund's federal, foreign, state, and local income tax * returns and reports (or the portions of the returns of others showing the * taxable income, deductions, gains, losses, and credits of the Fund), if * any, for the three (3) most recent years;

(d) A copy of this Agreement, including all amendments thereto; and

(e) If regularly prepared, any financial statements of the Fund for the * three (3) most recent years.

ARTICLE 2
DEFINITIONS

For purposes of this Agreement, unless the context clearly indicates * otherwise, the following terms shall have the following meanings:

2.1 "Act" means the Florida Revised Limited Liability Company Act as * amended from time to time.

2.2 "Additional Member" means any Person that is admitted to the Fund as * an additional member pursuant to Article 8 of this Agreement.

2.3 "Agreement" means this Operating Agreement, as further amended from time * to time.

2.4 "Articles" means the Articles of Organization of the Fund as properly * adopted and amended from time to time by the Members and filed with the * Florida Secretary of State.

2.5 "Bankruptcy" means a Member who:

(a) makes an assignment for the benefit of creditors;

(b) files a voluntary petition in bankruptcy;

(c) is adjudged a bankrupt or insolvent, or has entered against the Member an * order for relief in any bankruptcy or insolvency proceeding; files a petition * or answer seeking for herself or himself any reorganization, arrangement, * composition, readjustment, liquidation, dissolution, or similar relief under * any statute, law, or regulation, if the proceeding has not been dismissed * within 120 days after commencement;

(d) files an answer or other pleading admitting or failing to contest the * material allegations of a petition filed against the member in any proceeding * of this nature; or

(e) seeks, consents to, or acquiesces in the appointment of a trustee, * receiver, or liquidator of the Member or of all or any substantial part of * the Member's properties, if within ninety (90) days after the appointment * without the Member's consent or acquiescence of a trustee, receiver, or * liquidator of the Member or of all or any substantial part of the Member's * properties, the appointment is not vacated or stayed, or within ninety (90) * days after the expiration of any such stay, the appointment is not vacated.

2.6 "Capital Account" has the meaning ascribed to the term by the Florida * Limited Liability Company Act, Florida Statutes, 608.402(6), as amended * from time to time.

2.7 "Capital Contribution" means any contribution of funds, property, or * services made by or on behalf of a Member as consideration for a Membership * Interest.

2.8 "Capital Reserve" means the amount of capital allocated by the Fund * Manager to satisfy Fixed Rates of Return on Capital Contributions to * Preferred Members.

2.9 "Cash Proceeds" means the amount of cash received from operations.

2.10 "Code" means the Internal Revenue Code of 1986, as amended, and any * successor to that Code.

2.11 "Community" means an individual luxurious senior housing facility * consisting of independent living, assisted living and/or memory care * for approximately sixty (60) to two-hundred and forty (240) residents.

2.12 "Disposition (Dispose)" means any sale, assignment, exchange, mortgage, * pledge, grant, hypothecation, or other transfer, absolute or as security or * encumbrance (including dispositions by operation of law).

2.13 "Distribution" means a transfer of Fund Property to a Member on account * of a Membership Interest regardless of whether the transfer occurs on the * liquidation of the Fund, in exchange for the Membership *
Interest, or otherwise.

2.14 "Fiscal Year" means the Fund's fiscal year, which shall be the calendar * year.

2.15 "Fixed Rate of Return" means the amount of annual return paid on Capital * Contributions based upon the amount of the Capital Contribution.

2.16 "Fund" means TUSCAN GARDENS SECURED INCOME FUND LLC.

2.17 "Fund Property" means any property owned by the Fund.

2.18 "Investment Date" means the date on which a Preferred Member's * membership certificate is issued.

2.19 "Lessee" means the individual limited liability company which has been * organized for the purpose of leasing and operating the Community.

2.20 "Lessor" means the limited liability company which has been organized to * own and lease the Community to the Lessee.

2.21 "Liquidity Event" means the sale or refinancing of any Property where, * upon refinancing, the amount identified as Proceeds shall represent the * Value of the Property, or cash proceeds, whichever is greater.

2.22 "Liquidity Proceeds" means the amount of proceeds remaining on a * Liquidity Event, after payment of all debts and obligations.

2.23 "Liquidity Reserves" means the amount of cash flow set aside as a fund * to satisfy Redemption Requests.

2.24 "Manager" means the Member appointed to be the Manager pursuant to *
Article 4.2. The Manager shall be the sole Voting Member.

2.25 "Member" means a person who has been admitted as a member of the Fund * and has a Membership Interest in the Fund with rights, obligations and * preferences and limitations specified in this Agreement and pursuant to the * Act. "Members" include Preferred Members and the Manager(s).

2.26 "Membership Interest" or "Interest" means a Member's entire interest * in the Fund including such Member's rights in or to the Fund's profits, * losses and Distributions pursuant to this Agreement and the Act and such * other rights and privileges that the Member may enjoy by being a Member.

2.27 "Net Distributable Cash Flow" means cash flow generated by Tuscan * Gardens facilities actually distributed subsequent to payment of all costs * and expenses of operation and allocation of a reasonable reserve for working * capital, depreciation and Liquidity Reserves.

2.28 "Person" means a natural person, domestic or foreign limited liability * company, corporation, partnership, limited partnership, joint venture, * association, business trust, estate, trust enterprise, or any other legal * or commercial entity.

2.29 "Preferred Member" means a Member who has made a Capital Contribution * to the Fund. Preferred Members are non-voting Members.

2.30 "Premium Preference" means five (5%) percent of the Liquidity Proceeds * upon a Liquidity Event or such additional amount which may be required if * greater than five (5%) percent to provide a Preferred Member electing the * Growth & Income Distribution Method a non-compounded cumulative return of * at least fifteen (15%) percent

2.31 "Proceeding" means any judicial or administrative trial, hearing, or * other activity, civil, criminal, or investigative, the result of which may * be that a court, arbitrator, or governmental agency may enter a judgment, * order, decree, or other determination which, if not appealed and reversed, * would be binding upon the Fund, a Member in the capacity of a Member, or * other Person subject to the jurisdiction of such court, arbitrator, or * governmental agency.

2.32 "Proceeds" means the amount of cash received from all sources.

2.33 "Property" means the Properties, including real and personal property, * intellectual, tangible and intangible (including goodwill), including cash * and any legal or equitable interest in such property, but excluding services * and promises to perform services in the future.

2.34 "Redemption Request" means a request by a Preferred Member for a * redemption of the Preferred Member's Membership Interest.

2.35 "Substitute Member" means any Person that is admitted to the Fund as an * additional member pursuant to Article 10 of this Agreement.

2.36 "Threshold Invested Capital" means the minimum amount to be invested by * a Preferred Member to receive a designated Fixed Rate of Return.
2.37 "Unit Value" means the value upon redemption by Manager which consists * of a return of the Preferred Member's Capital Contribution plus an amount * which reflects a fifteen (15%) percent annual non-compounded cumulative * return on the Preferred Member's Capital Contribution, or on the value of * all Properties for Class A Preferred Members or on a specific Property for * the other Preferred Class Members, whichever is higher.

2.38 "Valuation Event" means the date and process by which the Manager will * obtain a value attributable to the Properties owned by the Fund.

ARTICLE 3
CAPITAL CONTRIBUTIONS

3.1 Initial Capital Contributions. The total amount of the initial Capital * Contributions of the Preferred Members will be Fifty Million Dollars * ($50,000,000). The Capital Contributions of the Preferred Members shall be * equal to one hundred percent (100%) of the total capitalization of the Fund. * The Manager shall contribute zero percent (0%) of the total capitalization * of the Fund.

3.2 Capital Contributions of the Preferred Members. The Preferred Members * shall make the Capital Contributions described for each Preferred Member in * Exhibit "A". No interest shall accrue on any Capital Contribution and the * Preferred Members shall not have the right to withdraw or be repaid any * Capital Contribution except as provided in this Agreement. Preferred Members * who have selected Growth & Income Distributions shall accrue a Fixed Rate of * Return, based on Threshold Invested Capital on each Preferred Member's * Capital Account ("Accrual Amount") commencing on the date of the Capital * Contribution and such accrual will terminate upon commencement of * Distributions pursuant to Article 9 hereinbelow. Manager reserves the right * to convert the Accrual Amount to a Distribution at its election and in its * discretion. All returns of Capital Contributions must be made to the * Preferred Members who made the Capital Contributions in the same proportion * as the Preferred Member's Capital Contribution. Capital Contributions * made to the Fund shall be made in full upon a Preferred Member becoming a * Member of the Fund.

3.3 Return of Capital Contributions. Capital Contributions shall be expended * in furtherance of the business of the Fund. All costs and expenses of the *
Fund shall be paid from its funds. No interest shall be paid on capital * contributions. The Manager shall not have any personal liability for the * repayment of any Capital Contribution to a Member. Except as otherwise * expressly provided in this Agreement, no portion of the capital of the Fund * may be withdrawn at any time without the express written consent of the Manager.

3.4 Capital Accounts. The allocations and maintenance of Capital Accounts * provisions contained in this Agreement are intended to comply with the * Treasury regulations promulgated under Section 704 of the Code (the "Section * 704 Regulations") and shall be interpreted in a manner consistent with such * regulations.

ARTICLE 4
MANAGEMENT

4.1 Management Rights. Subject to Article 4.3, the day to day operations * of the Fund shall be conducted by the Manager, and all management of the Fund * shall be vested in the Manager. The Manager shall have full and complete * authority, power, and discretion to make any and all decisions and to do any * and all things that the Manager shall deem to be reasonably required to * accomplish the business and objectives of the Fund. Approval or action taken * by the Manager in accordance with this Agreement shall constitute approval * or action by the Fund and shall be binding on each Member.

4.2 Manager. Tuscan Gardens Secured Income Fund Manager LLC shall be the * Manager of the Fund.

4.3 Certain Powers of the Manager and Restrictions on Authority of the * Manager. Notwithstanding Article 4.1, only the Manager may take the * following actions:

(a) The admission of an Additional Member;

(b) The initiation of a proceeding for the bankruptcy of the Fund;

(c) The change in the business or purpose of the Fund;

(d) The approval of a merger, conversion or the application of any statute * (the application of which is elective) to the Fund;

(e) Trading for or in the Fund's proprietary account, except for any normal * operating error account;

(f) The amendment of this Agreement or any action taken in violation of this * Agreement; and

(g) The sale, exchange, transfer, Distribution, or other Disposition of all, * or substantially all, of the Fund Property.

(h) The Manager may redeem all or any portion of the Preferred Units at the * Manager's sole and exclusive discretion at any time after thirty-six (36) * months from the date which the Certificate of Occupancy is issued; provided, * however, that such redemption shall be for a Unit Value not less than an * amount which reflects a fifteen percent (15%) annual non-compounded * cumulative return to the Preferred Members, or the value of any given * Property for Class A Members or of a specific Property for the other Class * Members, whichever is higher.

4.4 Liability of Members and Manager. Neither the Members nor the Manager * shall be liable as Members or Manager for the liabilities of the Fund to * third parties. The failure of the Fund to observe any formalities or * requirements relating to the exercise of its powers or management of its * business or affairs under this Agreement or the Act shall not be grounds * for imposing personal liability on the Members or the Manager for * liabilities of the Fund. In the event the Manager does not comply with * the standard of care set forth herein, in compliance with the requirements * set forth herein, or breaches this Agreement, the Manager shall be liable * to the Fund and the Members for any and all damages caused directly or * indirectly by said non-compliance or breach and the Fund and/or the Members * may pursue an action against the Manager.

4.5 Indemnification. The Fund shall indemnify the Members and the Manager, * for all costs, losses, liabilities, and damages paid or accrued by any * Member or the Manager (either as Member, Manager, or agent) or because such * Person is a Member or Manager, to the fullest extent provided or allowed by * the law of Florida. To the extent the Fund is required to indemnify the * Manager or Member, as set forth herein, the Manager shall cause the Fund to * advance costs of participation in any Proceeding to the Member or Manager. * The Manager may, with the consent of the Members, indemnify all other * employees and agents of the Fund for all costs, losses, liabilities, and * damages paid or accrued by the agent or employee in connection with the * business of the Fund or because such Person is an agent or employee, to the * fullest extent provided or allowed by the laws of Florida.

4.6 Conflicts of Interest. A Member or Manager does not violate a duty or * obligation to the Fund merely because the Member's or Manager's conduct * furthers the Member's or Manager's own interest. A Member or Manager may * lend money to and transact other business with the Fund. The rights and * obligations of a Member or Manager who lends money to or transacts * business with the Fund are the same as those of a Person who is not a * Member, subject to other applicable law. No transaction with the Fund * shall be voidable solely because a Member or Manager has a direct or * indirect interest in the transaction if either the transaction is fair * to the Fund or the Members (in the case of a transaction in which the * Manager but not a Member is personally interested) or a Manager (in the * case of a transaction in which a Member but not a Manager is personally * interested) with knowledge of the interest and transaction of the Member * or Manager as the case may be, or approved in advance by all of the * non-interested Members. Moreover, all documents and legal work associated * with the creation of the entities associated herewith, including the Fund * and the Fund Manager, have been provided by the law firm of *
Pino Nicholson, PLLC ("The Firm"). A principal of the law firm is also a * principal herein. The Members and Manager intentionally waive any and all * objections to The Firm continuing to represent the Manager and Member * regardless of any conflict of interest considerations.

4.7 Authority of the Manager to Bind the Fund. Only the Manager and agents * of the Fund authorized by the Manager shall have the authority to bind the * Fund. Subject to the provisions of Article 4.3, the Manager has the power, * on behalf of the Fund, to do all things necessary or convenient to carry * out the day to day business, management, and affairs of the Fund, including, * without limitation:

(a) The determination of the amount of, and the making of, Distributions.

(b) The determination of the amount of, and the making of, the transfer of * any Fund Property to any person or entity;

(c) Assumption of debt; including but not limited to, the borrowing of money * and issuing of evidences of indebtedness in an amount equal to seventy-five * percent (75%) or more of the total fair market value of the Properties once * completed, as is necessary, convenient, or incidental to the accomplishment * of the purposes of the Fund, and securing the same by mortgage, pledge, or * other lien thereon;

(d) The institution, prosecution, and defense of any Proceeding in the Fund's * name;

(e) The investment and reinvestment of the Fund's funds, and receipt and * holding of Fund Property as security for repayment;

(f) The conduct of the Fund's business, the establishment of Fund offices, * and the exercise of the powers of the Fund within or without Florida;

(g) The appointment of employees and agents of the Fund, the defining of * their duties, and the establishment of their annual compensation;

(h) The payment of compensation, or additional compensation to a Member and * employees on account of services previously rendered to the Fund, whether * or not an agreement to pay such compensation was made before such services * were rendered;

(i) The purchase of liability and other insurance to protect the Fund's * Property and business and the purchase of insurance on the life of any * of the Members or employees for the benefit of the Fund;

(j) The employment of accountants, legal counsel, managing agents, or other * experts to perform services for the Fund and to compensate them from Fund * funds; and

(k) The doing and performing of all other acts as may be necessary or * appropriate to carry out the Fund's day to day business.

(l) The negotiation and execution of contracts, partnerships, and joint * venture relationships with other parties in order to facilitate the * successful acquisition, construction, development, and operation of Tuscan * Gardens Units.

4.8 Compensation of Members and Manager. The Members and Manager shall be * reimbursed all reasonable expenses incurred on behalf of the Fund and shall be * entitled to reasonable compensation, in an amount to be determined from time to*
 time by the Manager. The Manager shall also receive a monthly Fund Management,* Supervisory and Accounting Services Fee in the amount of $1,500.00, payable on* the first of each month. In addition, the Manager shall be entitled to receive* distributions of cash upon the sale of the Fund's Property pursuant to section*
 13.4 of this Agreement.

4.9 Standard of Care of Members and Manager. The Members' and Manager's duty * of care in the discharge of the Members' and the Manager's respective duties * to the Fund is limited to refraining from engaging in grossly negligent or * reckless conduct, willful or intentional misconduct, or a knowing violation * of law. In discharging their duties, the Members or Manager shall be fully * protected in relying in good faith upon the records required to be * maintained by the Fund and upon such information, opinions, reports, or * statements by any of its agents, or by any other Person, as to matters the * Members or Manager reasonably believe are within such other Person's * professional or expert competence and who has been selected with reasonable * care by or on behalf of the Fund, including information, opinions, reports, * or statements as to the value and amount of the assets, liabilities, * profits, or losses of the Fund or any other facts pertinent to the existence * and amount of assets from which Distributions to the Members or the Manager * might properly be paid.

4.10 Property Manager. The Manager may retain a Licensed Real Estate Broker * which may be an affiliate of the Manager, on behalf of the Fund to manage * the Properties under an appropriate property management agreement and will * pay a reasonable monthly management fee for services provided.

4.11 Delegation of Duties. The Manager shall have the right to perform or * exercise any of its rights or duties under this Agreement through delegation * to or contract with affiliates of Manager, provided that all contracts with * affiliated entities are on terms at least as favorable to the Fund as could * be obtained through arms-length negotiations with unrelated third parties; * and further provided that notwithstanding such delegation the Manager shall * remain primarily responsible for the active supervision of the work performed.

ARTICLE 5
MEMBERSHIP INTERESTS; MEMBER MEETINGS

5.1 Membership Interests.The interests in the Fund shall be represented by * Membership Interests. Each Membership Interest is represented by the number * set forth with respect to the applicable Member in Exhibit "A" hereto.

5.2 Multiple Classes. The Offering consists of eleven (11) asset classes, as * more specifically described below.

(a) Class A. Class A Membership Units represent Membership Units which provide * their income from all assets owned by the Fund and not specific to any * particular location. An investor in Class A Membership Units will be investing * in the diversified portfolio of Properties owned by the Fund.

(b) Class B, C, D, E, F, G, H, I, J, K Membership Units. These classes * represent Membership Units which provide their income from a particular * Property which is being developed by the Fund. An investor in each one of * those Membership Units will be investing in the designated and particular * Property to which those investments will be directed, the specifics of which * are more particularly set out in the Exhibit to the Subscription Agreement for * each Class Membership Unit

5.3 Members. The Members of the Fund, their respective addresses, and the * number of Membership Interests held by each Member shall be as set forth in * Exhibit "A" attached hereto and by reference made a part hereof. Exhibit "A" * shall be amended from time to time to reflect any changes in the composition * of the Members or their Membership Interests that may occur after the date * hereof in accordance with the terms of this Agreement, and such amendments to * Exhibit "A" shall be made automatically upon any such change and shall not * require any vote or approval of Members.

5.4 Voting Rights. The Fund will have two classes of Members, voting and * non-voting. The Manager is the only initial Voting Member. All other Members * are Preferred Members and have no voting rights. Unless otherwise * specifically provided in this Agreement, no action may be taken or authorized * on the part of the Members without the Manager's agreement.

5.5 Required Meetings; Place of Meetings. The Members may, but are not * required to hold meetings annually. Meetings of the Members may be called by * the Manager. The Manager shall designate the place of any Member meeting, * which may be any place within or outside of the state of Florida and may be * held or attended via conference call or video conference. If no designation * is made, or if a special meeting is otherwise called, the place of meeting * shall be the Principal Office of the Fund.

5.6 Notice of Meetings; Record Date. Written notice stating the place, day, * and hour of the meeting and the purpose(s) for which the meeting is called * shall be given not less than ten (10) days or more than sixty (60) days * before the date of the meeting to each Member. Notice shall be effective if * delivered personally, telecopied (if confirmed), or if mailed by registered * or certified mail (return receipt requested) on the third business day after * mailing to the Member(s) or if by overnight delivery, the first business day * following delivery.

5.7 Consents. Action required or permitted to be taken at any meeting of the * Members may be taken without a meeting if the action is evidenced by written * consent of the Manager.

ARTICLE 6
MAINTENANCE OF BOOKS AND RECORDS,
ALLOCATION OF PROFITS AND LOSSES

6.1 Books, Records and Audit Rights. During the Term of this Agreement and * for one (1) year thereafter, the Fund shall maintain proper records and books * of account prepared using consistent accounting principles relating to the * computation of payments owed and costs charged to the Fund. The Fund, for * accounting and income tax purposes, shall operate on a Fiscal Year ending * December 31 of each year, and shall make such income tax elections and use * such methods of depreciation as shall be determined by the Manager. The * books and records of the Fund shall be maintained at the principal place of * business of the Fund. The Manager shall make the Fund books and records * available for inspection and copying by any Member at reasonable times * during normal business hours upon at least forty-eight (48) hours prior * notice.

6.2 Bank Accounts. All funds of the Fund shall be held in a separate bank * account(s) in the name of the Fund as determined by the Manager.

6.3 Financial Statements. Within a reasonable period after the end of each * Fiscal Year, the Manager shall cause to be prepared and furnished to all * the Members annual financial statements of the Fund, the cost of which shall * be an expense of the Fund.

6.4 Revenues. The Fund shall collect and account for all gross revenue * received from the Properties. All revenue collected by the Fund shall be * collected, reported, and accounted for through the bank accounts of the Fund.

6.5 Net Profits and Net Losses. "Net Profits" and "Net Losses" shall mean * the net profits or net losses of the Fund for any specified period, taking * into account each item of income, gain, loss, and deduction for such period, * including the following deductions or reserves:

(a) expenses, maintenance and overhead charges of the operations of the * Fund's business, including operating expenses and working capital needs; and

(b) reserves for accrued or contingent liabilities required by GAAP or as * the Manager deems appropriate.

6.6 Allocation of Net Profits and Net Losses. Except as provided in Article * 6.7, Net Profits and Net Losses of the Fund shall be allocated among the * Members' Capital Accounts as follows:

(a) Profits. At the end of each Fiscal Year, any Net Profits remaining after * taking into account the special allocations provided for in Articles 6.7(a), * and 6.7(b) may be allocated to the Members pro rata, based upon the * proportion of the Membership Interest held by each Member to the number of * Membership Interests held by all Members.

 (b) Losses. At the end of each Fiscal Year, any Net Losses remaining after * taking into account the special allocations provided for in Articles 6.7(a) * and 6.7(b) shall be allocated to the Members pro rata, based upon the * proportion of the Membership Interest held by each Member to the number of * Membership Interests held by all Members.

6.7 Special Allocation of Net Profits and Net Losses and Items Thereof. The * special allocations set forth below shall supersede the allocations of Net * Profits and Net Losses under Article 6.6 of this Agreement, if:

(a) The following provisions of the Treasury regulations promulgated under *
Section 704 of the Code (the "Section 704 Regulations"), as they may be * amended from time to time, shall be applied in allocating Net Profits and * Net Losses hereunder: (i) Section 1.704-2(f) (minimum gain charge back); *
(ii) Section 1.704-2(i)(4) (partner minimum gain charge back); and (iii) *
Section 1.704-1(h)(2)(ii)(d) (qualified income offset).

(b) Member non-recourse deductions shall be allocated among the Members as * required in Section 1.704-2(t)(l) of the Section 704 Regulations in * accordance with the manner in which the Member or Members bear the burden * of an economic loss corresponding to the Member nonrecourse deductions.

(c) In accordance with Section 704(c) of the Code and the Treasury * regulations promulgated thereunder, income, gain, loss, and deduction with * respect to any Property contributed to the capital of the Fund shall, * solely for tax purposes, be allocated among the Members so as to take * into account any variation between the adjusted basis of such Property to * the Fund for federal and state income tax purposes and its agreed fair * market value at the time of contribution.

(d) In the event that the Fund has taxable income that is characterized * as ordinary income under the recapture provisions of the Code, each Member's * allocable share of taxable gain or loss from the sale of the Properties (to * the extent possible) shall include a proportionate share of this recapture * income equal to that Member's share of prior cumulative depreciation * deductions with respect to the assets which gave rise to the recapture income.

6.8 Tax Allocation. For federal, state, and local income tax purposes the * income, gains, losses, deductions and credits of the Fund, including the * character and type thereof, shall be allocated among the Members in the * same manner that each such item is allocated among the Capital Accounts.

6.9Compliance with Code. The allocations and maintenance of Capital Accounts * provisions contained in this Agreement are intended to comply with the *
Section 704 Regulations and shall be interpreted in a manner consistent with * such regulations. The Fund may, by action of the Manager, and without the * consent of any Member, amend the provisions of the Agreement and the manner * in which profits and losses (or other items) are allocated to the extent * (but only to the extent) necessary to comply with the Section 704 Regulations.

ARTICLE 7
OTHER TAX AND FINANCIAL MATTERS

7.1 Tax Characterization and Returns. The Members acknowledge that the Fund * is intended to be treated as a "partnership" for federal, state, and local * tax purposes. Within ninety (90) days after the end of each Fiscal Year, the * Manager will cause to be delivered to each person who was a Member at any * time during such Fiscal Year a Schedule K-1 and such other information * with respect to each Member's share of income, gain, loss, deduction, and * credit for the Fiscal Year, if any, with respect to the Fund as may be * necessary for the preparation of such Member's federal, state, or local * income tax (or information) returns.

7.2 Accounting Decisions. The Manager will make all decisions as to * accounting matters and may cause the Fund to make whatever elections the * Fund may make under the Code.

ARTICLE 8
ADMISSION OF ADDITIONAL MEMBERS

From the date of the formation of the Fund, any Person acceptable to the * Manager may become a Member in the Fund by the sale of new Membership * Interests for such consideration as the Manager shall determine, subject * to the terms and conditions of this Agreement. No new Members shall be * entitled to any retroactive allocation of losses, income, or expense * deductions incurred by the Fund. The Manager may, at its option, at the * time an additional Member is admitted, close the Fund books (as though * the Fund's tax year had ended) or make pro rate allocations of loss, * income, and expense deductions to an additional Member for that portion * of the Fund's tax year in which an additional Member was admitted in * accordance with the provisions of the Treasury regulations promulgated * under Section 706 of the Code.

ARTICLE 9
DISTRIBUTIONS

9.1 Distributions of Proceeds. Distributions of Proceeds made by the Fund * are made pro rata to the holders of Preferred Units in that particular * Class based upon one of the following two methods, at the election of the * Preferred Member.

   9.1.1 Growth & Income Method. The Growth & Income Method shall represent * distribution in the following three ways:

(a) A Fixed Rate of Return on the Capital Contribution, which shall accrue * for ninety (90) days from the Date of Investment on all Properties for Class * A Preferred Members, or on a particular Property for each of the additional * Preferred Class Members, payable monthly thereafter; and,

(b) Twenty (20%) percent of the Net Distributable Cash Flow on all Properties * for Class A Preferred Members or on a particular Property for each of the * additional Preferred Class Members, payable annually; and

(c) A Premium Preference of five (5%) percent of the Liquidity Proceeds upon * a Liquidity Event or such additional amount which may be required if greater * than five (5%) percent, payable as a premium, to provide a Preferred Member * a non-compounded annual cumulative rate of return of at least fifteen (15%).

   9.1.2 Lump-Sum Method. The Lump-Sum Method shall represent distribution * on all Properties for Class A Preferred Members or on a particular Property * for each Preferred Class of the additional Preferred Class Members equal to * sixty (60%) percent of the Liquidity Proceeds.

9.1.3 Fixed Rates of Return on Threshold Invested Capital

(a) A Fixed Rate of Return of eight percent (8%)of Invested Capital per * annum payable on a monthly basis commencing ninety (90) days after receipt * of funds for those Preferred Members who have invested up to Ninety-Nine * Thousand Nine Hundred and Ninety-Nine Dollars ($99,999) and elected the * Growth & Income Method of distribution.

(b) A Fixed Rate of Return of nine percent (9%) of Invested Capital per * annum payable on a monthly basis commencing ninety (90) days after receipt * of funds for those Preferred Members who have invested One Hundred Thousand * Dollars ($100,000) to Two Hundred Forty-Nine Thousand Nine Hundred and * Ninety-Nine Dollars ($249,999) and elected the Growth & Income Method of * distribution.

(c) A Fixed Rate of Return of ten percent (10%) of Invested Capital per * annum payable on a monthly basis commencing ninety (90) days after receipt * of funds for those Preferred Members who have invested Two Hundred Fifty * Thousand Dollars ($250,000) or more and elected the Growth & Income Method * of distribution.

(d) If, in the discretion of the Manager, it is in the best interest of * the Fund, the Fixed Rate of Return may be accrued to the Preferred Member's * Capital Account rather than distributed in cash.

9.2 Liquidation/Dissolution. All distributions of cash resulting from the * sale of the Fund's Property shall be distributed consistent with the * provisions of section 13.4 of this Agreement as soon as practicable following * the Manager's determination that such cash is available for distribution.

9.3 Redemption. The Manager's business model anticipates a series of Liquidity * Events on one or more Properties of the Fund within a five to seven year time * frame from any particular investment by a Preferred Member. Liquidity Events * may provide for an ongoing series of redemptions as more specifically set out * herein.

(a) Any Preferred Member may request a redemption of the Preferred Member's * Preferred Units commencing on the sixtieth (60th) month of the Preferred * Member's Investment Date and continuing thereafter (Redemption Request). * Upon receipt of the Preferred Member's Redemption Request, Manager shall * provide for a redemption of the Preferred Member's Membership Interest * within six (6) months thereof based upon the most recent Valuation Event on * all properties for Class A Preferred Members, or on a particular Property * for each of the additional Preferred Class Members.

(b) For such purpose, the Manager will provide a Valuation Event within the * first quarter of each year to establish the value of Properties owned by the * Fund, individually and cumulatively, as of December 31 of the prior year.

(c) In the event that the Manager, in its reasonable discretion, determines * that a redemption pursuant to a Redemption Request hereinabove would not * optimize the value of the Preferred Member's Preferred Units, the Manager * shall have the right to extend redemption of the Redemption Request by an * additional period of six (6) months.

(d) The Manager may redeem all or any portion of the Preferred Units at the * Manager's sole and exclusive discretion at any time after thirty-six (36) * months from the date which the Certificate of Occupancy is issued; provided, * however, that such redemption shall be for a Unit Value not less than an * amount which reflects a fifteen percent (15%) annual non-compounded * cumulative return to the Preferred Members, or on the value of all Properties * for Class A Preferred Members or on a specific Property for the other * Preferred Class Members, whichever is higher.

9.4 Allocation and Distributions between Transferor and Transferee. Upon the * transfer of all or any part of a Member Interest of a Member as provided in * this Agreement, profits and losses shall be allocated between the transferor * and transferee on the basis of the computation method which in the reasonable * discretion of the Manager is in the best interests of the Fund, provided such * method is in conformity with the methods prescribed by Section 706 of the Code * and Treasury Regulation Section 1.704-1(c)(2)(ii). Distributions shall be made * to the holder of record of the Member Interest on the date of distribution. * Any transferee of a Member Interest shall succeed to the Capital Account of * the transferor Member to the extent it relates to the transferred Membership * Interest; provided, however, that if such transfer causes a termination of * the Fund pursuant to Section 708(b)(1)(B) of the Code, the Capital Accounts * of all Members, including the transferee, shall be re-determined as of the * date of such termination in accordance with Treasury Regulation Section * 1.704-1(b).

9.5 In-Kind Distribution. Except as otherwise expressly provided herein, * assets of the Fund, other than cash, shall not be distributed, in kind, * to the Members, without the prior approval of the Manager.

ARTICLE 10
TRANSFERS OF MEMBERSHIP INTERESTS

10.1 Transfers Prohibited. No Member may voluntarily, involuntarily or by * operation of law assign, transfer, sell, pledge, hypothecate or otherwise * dispose (collectively "Transfer") of all or part of its Interest in the * Fund, except as is specifically permitted by this Agreement. Any Transfer * made in violation of this Article 10 shall be void and of no legal effect.

10.2 Permitted Transfer. Any Member may transfer their Interest to a third * party with the written consent of Manager. The Manager, in its sole * discretion, may approve or disapprove the Transfer.

10.3 Substituted Member. A permitted transferee of any Member's Interest * shall be admitted to the Fund as a Substituted Member upon satisfaction of * the following conditions:

(a) Filing with the Fund an opinion of counsel reasonably satisfactory to * the Fund that the proposed sale, transfer or disposition does not result in * a violation of the Act or any applicable state or province "blue sky" * (collectively, "Securities Laws");

(b) Filing with the Fund a duly executed and acknowledged written instrument * of assignment in a form approved by the Manager, which approval shall not be * unreasonably withheld, specifying the Member's percentage being transferred * and setting for the intention of the transferor that the permitted transferee * succeed to the transferor Membership Interest (or the portion thereof) as a * Member;

(c) Filing with the Manager any and all documents requested by Manager to * allow Manager to assess the qualifications of the transferee;

(d) Execution, acknowledgement and delivery by the transferor and transferee * of any other instruments reasonably required by the Manager, including an * agreement of the permitted transferee to be bound by the provisions of this * Agreement; and

(e) Manager approval.

10.4 Indemnification. The Member agrees to hold the Fund and its directors, * officers and controlling persons and their respective heirs, representatives, * successors and assigns harmless and to indemnify them against all liabilities, * costs and expenses incurred by them as a result of any sale, transfer or other * disposition of the Units by the transferring Member in violation of any * Securities Laws or any misrepresentation with respect to said transfer.

10.5 Successors in Interest. Subject to the restriction of this Article, the * rights and obligations of the Members shall inure to and be binding upon the * heirs, successors and permitted assignees of the Member.

ARTICLE 11
RIGHT OF FIRST REFUSAL TO TRANSFER INTEREST

11.1Notice. In the event any Member (the "Offeree") receives or obtains a * bona fide offer from a third party ("Third Party") to purchase all or any * portion of its Interest in the Fund, which the Offeree desires to accept, * then prior to accepting such offer the Offeree shall give written notice (the * "Notice") of such offer to the Manager. Such notice shall set forth the * material terms of such offer, including without limitation the identity of * the Third Party, the purchase price, and the terms of payment. The Manager * shall have a period of thirty (30) days from the date of receipt of the * notice in which to elect to purchase the interest of the Offeree on the * same terms and conditions as contained in the notice. In the event that * the Manager declines to purchase the interest of the Offeree, then the * Offeree shall give written notice of such offer to all other Members (the * "Noticed Members"), which Notice shall set forth the material terms of such * offer, including without limitation the identity of the Third Party, the * purchase price, and terms of payment. The Noticed Parties shall have a * period of thirty (30) days from the date of receipt of the notice in which * to elect to purchase the Interest of the Offeree on the same terms and * conditions as contained in the Notice. If more than one Noticed Member * elects to purchase, the Interest of the Offeree shall be purchased pro * rata by all electing Noticed Members in accordance with their respective * percentages. Failure of a Noticed Member to respond within the thirty (30) * day period shall be deemed an election not to purchase.

In the event that no Noticed Members respond, or if all Noticed Members * expressly elect not to purchase, upon approval of the Manager, the *
Offeree shall have the right to proceed to sell its Interest to the *
Third Party on the terms and conditions contained in the Notice. In the * event, however, that the sale to the Third Party is not consummated on * the terms contained in the Notice within six (6) months following the date * of the Notice, the Offeree shall be obligated to comply again with the * terms of this Article 11.1 with respect to the existing Offer and all * subsequent third party offers.

11.2Costs. In the event that the Manager or Noticed Member or more than * one Noticed Member shall elect to purchase as provided in Article 11.1, * the cost of such transaction, including without limitation, recording fees, * escrow fees, if any, and other fees, excluding attorneys' shall be * divided equally among the Offeree and the purchasing Noticed Member(s). *
The Offeree shall deliver all appropriate documents of transfer at the * closing of such sale. From and after the date of such closing, whether * the sale is made to the Noticed Member(s) or to the Third Party, the * Offeree shall have no further interest in the assets or income of the *
Fund and the person(s) purchasing the Interest shall indemnify and hold * harmless the Offeree from and against any claim, demand, loss, liability, * damage or expense, including without limitation, attorney's fees arising * from the operation of the Fund.

11.3Substituted Member. If a Member transfers its interest pursuant to * this Article 11, such transferee shall comply with the provisions of *
Article 10.3 to become a Substituted Member of the Fund.

ARTICLE 12
BANKRUPTCY OR OTHER INVOLUNTARY TRANSFER

12.1Option to Purchase due to Bankruptcy. In the event of the Bankruptcy * of a Member (hereinafter called the "Bankrupt Member"), the Manager * initially and thereafter the other Members (hereinafter referred to as * "Remaining Members") shall have the option to purchase the Membership * Interest of the Bankrupt Member. Such option may be exercised first by * the Manager for a period of thirty (30) days and thereafter by the * Remaining Members, should the Manager decline to exercise its option, * giving written notice thereof within thirty (30) days after its receipt * of notice of a Bankruptcy. Notice of exercise of the option shall be given * to the Bankrupt Member and to any trustee, receiver or other legal * representative or holder or transferee of the Bankrupt Member's interest * in the Fund (hereinafter called an "Bankruptcy Transferee") of which the * Remaining Members have been given notice, at the address of such * Bankruptcy Transferee contained in any such notice of Bankruptcy.

If the Remaining Members have not elected within the period specified * herein to purchase the Bankrupt Member's Interest as provided, the * Bankruptcy Transferee of such Interest shall, within thirty (30) days * thereafter, execute and deliver to the Fund such documents, in a form * reasonably satisfactory to the counsel for the Remaining Members, as may * be necessary and requisite to evidence and effect the transfer of such * Interest to the Bankruptcy Transferee, together with its acceptance of this * Agreement and the rights and duties of a Member hereunder. Within thirty *
(30) days after delivery of such documents the Fund shall notify the * Bankruptcy Transferee of its acceptance of such documents and of the * Bankruptcy Transferee as a Member, the Bankruptcy Transferee shall thereupon * be deemed a Member.

12.2Purchase due to Involuntary Transfer. In the event of the death of a * Member ("Deceased Member") the Member's estate or heirs ("Involuntary * Transferees") have the option to sell the Deceased Member's Interest to the * Manager in the first instance and thereafter, to the Remaining Members. Such * option may be exercised only by the Involuntary Transferees by giving the * Manager and thereafter, the Remaining Members written notice of its desire * to sell said Interest. The option must be exercised within one (1) year of * the death of the Deceased Member. If the Manager desires to purchase said * Deceased Member's Interest, the Manager must giving written notice thereof * within thirty (30) days after its receipt of notice of the Involuntary * Transferees' the intention to sell the Interest. Thereafter, notice of * exercise of the option shall be given to the Remaining Members which must * include the contact information for the Involuntary Transferees.

If the Involuntary Transferees have not elected within the period specified * herein to sell or the Remaining Members have not elected to purchase the * Deceased Member's Interest the Involuntary Transferees shall, within thirty *
(30) days thereafter, execute and deliver to the Fund such documents, in * a form reasonably satisfactory to the counsel for the Remaining Members, * as may be necessary and requisite to evidence and effect the transfer of * such Interest to the Involuntary Transferees, together with its acceptance * of this Agreement and the rights and duties of a Member hereunder. Within * thirty (30) days after delivery of such documents, the Fund shall notify * the Involuntary Transferees of its acceptance of such documents and of the * approval as a Member, and shall thereupon be deemed a Member.

12.3Agreed Value. If the Remaining Members have elected to purchase the * Interest of the Bankrupt or Deceased Member, the purchase price of such * Interest shall be the percentage of the Bankrupt or Deceased Member's * Interest in the Fund purchased by the Remaining Members times the agreed * value thereof. If a value cannot be agreed upon, three appraisals of the * Membership Interest shall be obtained from three different reputable * appraisal companies as promptly as practicable. The average of the three * such appraisals shall become the "Agreed Value" of the Bankrupt or Deceased * Member's Interest in the Fund, taking into account all debts and liabilities * of the Fund and the Capital Accounts of the Bankrupt or Deceased Member and * the Remaining Members. *
Prompt written notice of the determination of the appraisers, signed by each * appraiser, shall be given to the Bankrupt and any Bankruptcy Transferee, or * Deceased Member's heirs or estate, and to the Remaining Members and shall be * conclusive upon them. Costs of the appraisals shall be shared equally * between the Bankrupt or Deceased member and the Remaining Members who elect * to purchase the subject Member Interest.

12.4Notice of Agreed Value and Closing. After the giving of the determination * as set forth in Article 12.3, the Remaining Members shall give written notice * to the Bankrupt Member and any Bankruptcy Transferee or the Involuntary * Transferees as the case may be, fixing the time and date for the closing of * the purchase by the Remaining Members of the Bankrupt or Deceased Member's * Interest in the Fund, which closing shall be at the principal office of the * Fund on the date not less than thirty (30) days nor more than sixty (60) days * after the date of such notice subject to the consent and approval of any Court * having jurisdiction. At the closing, the Remaining Members shall pay to the * Bankrupt Member or Bankruptcy Transferee, as the case may be, or the * Involuntary Transferees by certified or bank check, an amount equal to the * Agreed Value of the Bankrupt or Deceased Member's Interest in the Fund. The * Bankrupt Member and any Bankruptcy Transferee, or the Involuntary Transferees * shall execute, acknowledge and deliver to the Remaining Members such * instruments of conveyance, assignment and releases as shall be necessary or * reasonably desirable to convey to the Remaining Members all the right, title * and interest of the Bankrupt Member and Bankruptcy Transferee, or the * Involuntary Transferees in the Fund and the assets thereof.

ARTICLE 13
DISSOLUTION AND WINDING UP

13.1 Dissolution. The Fund shall be dissolved and its affairs wound up * upon the election of the Manager. Notwithstanding any provision of the *
Act to the contrary, the Fund shall continue and not dissolve as a result * of the death, retirement, resignation, expulsion, bankruptcy, or * dissolution of any Member or any other event that terminates the continued * membership of a Member. The Fund shall be dissolved and its affairs shall * be wound up upon the earliest of:

(c) Failure of the Fund to acquire the Property as required herein above.

(d) The sale or other Disposition of all or substantially all of the * assets of the Fund.

(e) An election to dissolve and wind up the Fund by the Manager(s);

(f) The expiration of the term of the Fund, unless the Manager(s) have * elected to continue the Fund in writing prior to the expiration of such term;

13.2 Notwithstanding anything to the contrary contained herein no Member * may voluntarily withdraw from the Fund without the consent of the Manager. * The withdrawal, death, insanity, incompetency, Bankruptcy, dissolution or * Liquidation of any Member as such will not dissolve the Fund.

13.3 Effect of Dissolution. Upon dissolution, the Fund shall cease carrying * on as distinguished from the winding up of the Fund business, but the Fund * is not terminated and continues until the winding up of the affairs of the * Fund is completed and articles of dissolution have been filed with the * Florida Department of State.

13.4 Procedure for Winding-Up. The Fund shall be dissolved upon an election * of the Manager(s) to dissolve the Fund or on the disposition of all or * substantially all of the Properties of the Fund. Upon dissolution of the * Fund, the assets of the Fund will be distributed in the following order:

(a)The creditors of the Fund, including the Manager.

(b)The Preferred Members as follows:

i.For Preferred Members who have selected the Growth & Income Method, * the Premium Preference; or

ii.For Preferred Members who have selected the Lump-Sum Method, sixty (60%) * percent of the Liquidity Proceeds received.

(c) The balance to the Fund Manager.

13.5 Winding Up and Certificate of Dissolution. Upon the completion of * winding up of the Fund, the Manager or other person designated by the * Members shall deliver articles of dissolution to the Florida Department * of State for filing. The articles of dissolution shall set forth the * information required by the Act.

ARTICLE 14
ATTORNEY-IN-FACT AND AGENT

Each Member, by execution of this Agreement, irrevocably constitutes and * appoints the Manager and any of them acting alone as such Member's true * and lawful attorney-in-fact and agent, with full power and authority in * such Member's name, place, and stead to execute, acknowledge, and deliver, * and to file or record in any appropriate public office: (a) any certificate * or other instrument that may be necessary, desirable, or appropriate to * qualify the Fund as a limited liability company or to transact business as * such in any jurisdiction in which the Fund conducts business; (b) any * certificate or amendment to the Fund's articles of organization or to any * certificate or other instrument that may be necessary, desirable, or * appropriate to reflect an amendment approved by the Members in accordance * with the provisions of this Agreement; (c) any certificates or instruments * that may be necessary, desirable, or appropriate to reflect the dissolution * and winding up of the Fund; and (d) any certificates necessary to comply * with the provisions of this Agreement. This power of attorney will be * deemed to be coupled with an interest and will survive the Transfer of a * Member's Interest. Notwithstanding the existence of this power of * attorney, each Member agrees to join in the execution, acknowledgment, * and delivery of the instruments referred to above if requested to do so * by the Manager. This power of attorney is a limited power of attorney and * does not authorize the Manager to act on behalf of a Member except as * described in this Article 14.

ARTICLE 15
MISCELLANEOUS

15.1Notices. All notices and other communications under this Agreement * shall be in writing and shall be deemed given if delivered personally, * telecopied (if confirmed), or if mailed by registered or certified mail * (return receipt requested) on the third business day after mailing to the * parties at the following addresses (or at such other address for a party * as shall be specified by like notice) or if by overnight delivery one the * first business day after delivery to the parties at the following addresses * (or at such other address for a party as shall be specified by like notice):

If to Fund:Tuscan Gardens Secured Income Fund LLC
   189 S. Orange Ave., Suite 1650
   Orlando, FL 32801

If to Manager:Tuscan Gardens Secured Income Fund Manager LLC
   189 S. Orange Ave., Suite 1650
   Orlando, FL 32801

All notices to Preferred Members will be sent to the address on file with the * Fund.

15.2 Construction. Every covenant, term and provision of this Agreement shall * be construed simply according to its fair meaning and not strictly for or * against any Member.

15.3 Interpretation. Except as otherwise provided herein, to the extent * provisions or terms of this Agreement are subject to varying interpretations * or constructions, the parties intend that such provisions and terms be * interpreted consistent and in accordance with any similar provisions and * terms set forth in the Florida Limited Liability Company Act, and successor * laws.

15.4 Terms. Common nouns and pronouns will be deemed to refer to the * masculine, feminine, neuter, singular, and plural, as the identity of the * person or persons, firm, or corporation may in the context require.

15.5 Nature of Interest in the Fund. A Member's Interest shall be personal * property for all purposes.

15.6 Amendment. This Agreement shall not be altered, amended, or repealed * except upon the approval of the Manager.

15.7 Amendment of Articles of Organization. Except as otherwise provided * in the Act, the Articles of the Fund shall not be altered, modified, or * changed except upon the approval of the Manager at the time of such * alteration, modification, or change.

15.8 Specific Enforcement. All breaches of this Agreement are subject to * specific enforcement, without prejudice to the right to seek damages or * other remedies.

15.9 Time. Time is of the essence with respect to this Agreement.

15.10 Entire Agreement; No Third Party Rights. This Agreement, including * Schedules and Exhibits, and the Articles constitute the complete and * exclusive statement of agreement among the Members with respect to the * subject matter hereof and supersedes all prior agreements and understandings, * both written and oral, among the Members with respect to the subject matter * hereof. None of the provisions contained in this Agreement shall be for the * benefit of or enforceable by any third * parties, including creditors of the Fund. The parties to this Agreement * expressly retain any and all rights to amend this Agreement as * herein provided, notwithstanding any interest in this Agreement or in any * party to this Agreement held by any other Person.

15.11 Incorporation by Reference. Every exhibit, schedule, and other * appendix attached to this Agreement and referred to herein is hereby * incorporated in this Agreement by reference.

15.12 Severability. In the event that any of the provisions of this * Agreement shall be held by a court or other tribunal of competent * jurisdiction to be illegal, invalid, or unenforceable, to any extent, * such provisions shall be limited or eliminated to the minimum extent * necessary so that this Agreement shall otherwise remain in full force * and effect and enforceable.

15.13 Headings. Headings and captions are for convenience only and are * not to be used in the interpretation of this Agreement.

15.14 Governing Law; Dispute Resolution. This Agreement shall be governed * by and construed in accordance with the laws of the state of Florida. In * the event of a dispute regarding this Agreement or the respective rights * of the parties hereunder, the parties agree to submit such dispute on an * individual basis only exclusively to binding arbitration in Orlando, *
Florida before a single professional arbitrator selected by the parties * or, if the parties cannot agree on an arbitrator, appointed by the court. * Any such arbitration shall be commenced within fifteen (15) days of * selection of the arbitrator and the discovery rules contained in the Florida * Rules of Civil Procedure shall apply to all such proceedings. The arbitrator * shall have the right to order all remedies and award attorney's fees and * costs to the prevailing party and any such orders may be entered in a state * court of competent jurisdiction in Orlando, Orange County, Florida.

15.15 Counterparts. This Agreement may be executed in counterparts, each of * which shall be deemed an original, but both of which together shall * constitute one and the same instrument. Transmission by facsimile of an * executed counterpart of this Agreement shall be deemed to constitute due * and sufficient delivery of such counterpart.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly * executed as of the date first written above.

Tuscan Gardens Secured Income Fund LLC


By:_________________________________________________

Janet Horvath-Pino, Chief Administrative Officer

Tuscan Gardens Secured Income Fund Manager, LLC




Tuscan Gardens Secured Income Fund Manager LLC

By:___________________________________________

Janet Horvath-Pino, Chief Administrative Officer

Tuscan Gardens Management Corporation

EXHIBIT "A"

OWNERSHIP INTEREST

Member Name
, Address,
Number of Units
, Percentage

Tuscan Gardens Secured Income Fund Manager LLC

189 S. Orange Ave., Suite 1650
Orlando, FL 32801

     0%